EXHIBIT 5.1

[LETTERHEAD OF MAPLES AND CALDER]

O2 Micro International Limited

Grand Pavilion Commercial Centre

West Bay Road

P.O. Box 32331

Grand Cayman KY1-1209

Cayman Islands

11 September 2008

Dear Sirs,

We have examined the Registration Statement on Form S-8 to be filed by O2 Micro International Limited, a Cayman Islands company (the “Company”), with the Securities and Exchange Commission on or about 11 September 2008 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 20,000,000 ordinary shares of the Company, $0.00002 par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan. As counsel to the Company, we have examined the corporate authorizations of the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER